Exhibit 8.1

List of Subsidiaries of 3SBio Inc. (the “Registrant”)

Subsidiaries:

1.	Collected Mind Limited, incorporated in British Virgin Islands;

2.	China Sansheng Medical Limited, incorporated in Hong Kong, People’s Republic of China;

3.	Shenyang Sunshine Pharmaceutical Company Limited, incorporated in People’s Republic of China;

4.	Jiangsu Sunshine Pharmaceutical Technology Company Limited, incorporated in People’s Republic of China;

5.	Taizhou Huan Sheng Investment Management Company Limited, incorporated in People’s Republic of China;

6.	80% Limited Partner interest in Taizhou Huan Sheng Healthcare Industry Investment Center, LLP, a limited liability partnership established in People’s Republic of China

7.	3SBio, LLC, incorporated in the State of Delaware, United States of America.

Affiliated Entities Consolidated in the Registrant’s Financial Statements

8.	Liaoning Sunshine Bio-Pharmaceutical Company Limited, incorporated in People’s Republic of China;

9.	Liaoning Sunshine Science and Technology Development Co. Limited, incorporated in People’s Republic of China.